Date:	January 7, 2008

For Release:	Immediate

Contact:	Investor Contact:
Gary J. Morgan, Senior Vice President of Finance, CFO
215-723-6751, gmorgan@met-pro.com

Met-Pro Corporation to Present at the
10th Annual Needham & Company Growth Stock Conference

Harleysville, PA, January 7–Met-Pro Corporation (NYSE:MPR) today announced that Raymond J. De Hont, Chairman and Chief Executive Officer and Gary J. Morgan, Senior Vice President of Finance and Chief Financial Officer will present at the 10th Annual Needham & Company Growth Stock Conference in New York, New York on Thursday, January 10, 2008 beginning at 3:00 p.m. Eastern Time.

A copy of the presentation materials will also be available on the Company's website at www.met-pro.com on the same date.

About Met-Pro

Met-Pro Corporation, with headquarters at 160 Cassell Road, Harleysville, Pennsylvania, was recently recognized, for the second consecutive year, as one of America’s “200 Best Small Companies” by Forbes magazine. The Company was also recently named as one of America’s “Top Publicly-Held Manufacturers” by Start-It magazine. Through its business units, in the United States, Canada, Europe and The People's Republic of China, a wide range of products and services are offered for industrial, commercial, municipal and residential markets worldwide. These include product recovery and pollution control technologies for purification of air and liquids; fluid handling technologies for corrosive, abrasive and high temperature liquids; and filtration and purification technologies including proprietary water treatment chemicals and filter products. For more information, please visit www.met-pro.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release, and other materials filed or to be filed with the Securities and Exchange Commission (as well as information included in oral or other written statements made or to be made by the Company) contain statements that are forward-looking. Such statements may relate to plans for future expansion, business development activities, capital spending, financing, the effects of regulation and competition, or anticipated sales or earnings results. Such information involves risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to, the cancellation or delay of purchase orders and shipments, product development activities, computer systems implementation, dependence on existing management, the continuation of effective cost and quality control measures, retention of customers, global economic and market conditions, and changes in federal or state laws.

Met-Pro common shares are traded on the New York Stock Exchange, symbol MPR.

To obtain an Annual Report or additional information on the Company, please call 215-723-6751 and ask for the Investor Relations Department, or visit the Company’s Web site at www.met-pro.com.